SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.__)*

Trade Street Residential, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

89255N203
(CUSIP Number)

August 25, 2014
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 18 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89255N203	13G	Page 2 of 18

1	NAME OF REPORTING PERSON WCP Real Estate Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 812,402
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 812,402
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 812,402
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 89255N203	13G	Page 3 of 18

1	NAME OF REPORTING PERSON WCP Real Estate Fund III(A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 180,519
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 180,519
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,519
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 89255N203	13G	Page 4 of 18

1	NAME OF REPORTING PERSON WCP Real Estate Fund III(C), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 74,144
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 74,144
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 74,144
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 89255N203	13G	Page 5 of 18

1	NAME OF REPORTING PERSON WCP Real Estate Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 298,541
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 298,541
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 298,541
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 89255N203	13G	Page 6 of 18

1	NAME OF REPORTING PERSON WCP Real Estate Fund IV (ERISA), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 37,949
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 37,949
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,949
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 89255N203	13G	Page 7 of 18

1	NAME OF REPORTING PERSON Palisades Real Estate (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 119,632
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 119,632
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,632
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 89255N203	13G	Page 8 of 18

1	NAME OF REPORTING PERSON Westport Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,860,727
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,860,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,860,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 89255N203	13G	Page 9 of 18

1	NAME OF REPORTING PERSON Russel S. Bernard
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,860,727
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,860,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,860,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 89255N203	13G	Page 10 of 18

1	NAME OF REPORTING PERSON Sean F. Armstrong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,860,727
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,860,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,860,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 89255N203	13G	Page 11 of 18

1	NAME OF REPORTING PERSON Wm. Gregory Geiger
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,860,727
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,860,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,860,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 89255N203	13G	Page 12 of 18

1	NAME OF REPORTING PERSON Marc Porosoff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,860,727
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,860,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,860,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 89255N203	13G	Page 13 of 18

Item 1(a).	NAME OF ISSUER

Trade Street Residential, Inc., a Maryland corporation (the "Issuer")

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

19950 West Country Club Drive, Aventura, Florida 33180

Item 2(a).	NAME OF PERSON FILING

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

	(i)	WCP Real Estate Fund III, L.P., a Delaware limited partnership ("WCP III"), as to which WCP LLC (as defined below) serves as investment manager, with respect to the shares of Common Stock (as defined below) directly held by it;

	(ii)	WCP Real Estate Fund III(A), L.P., a Delaware limited partnership ("WCP III(A)"), as to which WCP LLC serves as investment manager, with respect to the shares of Common Stock directly held by it;

	(iii)	WCP Real Estate Fund III(C), L.P., a Delaware limited partnership ("WCP III(C)"), as to which WCP LLC serves as investment manager, with respect to the shares of Common Stock directly held by it;

	(iv)	WCP Real Estate Fund IV, L.P., a Delaware limited partnership ("WCP IV"), as to which WCP LLC serves as investment manager, with respect to the shares of Common Stock directly held by it;

	(v)	WCP Real Estate Fund IV (ERISA), L.P., a Delaware limited partnership ("WCP IV ERISA"), as to which WCP LLC serves as investment manager, with respect to the shares of Common Stock directly held by it;

	(vi)	Palisades Real Estate (Cayman), L.P. a Cayman Islands limited partnership ("Palisades Cayman" and together with WCP III, WCP III(A), WCP III(C), WCP IV and WCP IV(ERISA), the "WCP Funds"), as to which WCP LLC serves as investment manager, with respect to the shares of Common Stock directly held by it;

	(vii)	Westport Capital Partners LLC, a Connecticut limited liability company ("WCP LLC"), with respect to the shares of Common Stock directly held by the WCP Funds and certain managed accounts as to which WCP LLC serves as investment manager;

	(viii)	Russel S. Bernard, a United States citizen, as a member of the investment committee of WCP LLC, with respect to the shares of Common Stock directly held by the WCP Funds and certain managed accounts as to which WCP LLC serves as investment manager;

CUSIP No. 89255N203	13G	Page 14 of 18
(ix)	Sean F. Armstrong, a United States citizen, as a member of the investment committee of WCP LLC, with respect to the shares of Common Stock directly held by the WCP Funds and certain managed accounts as to which WCP LLC serves as investment manager;

(x)	Wm. Gregory Geiger, a United States citizen, as a member of the investment committee of WCP LLC, with respect to the shares of Common Stock directly held by the WCP Funds and certain managed accounts as to which WCP LLC serves as investment manager;

(xi)	Marc Porosoff, a United States citizen, as a member of the investment committee of WCP LLC, with respect to the shares of Common Stock directly held by the WCP Funds and certain managed accounts as to which WCP LLC serves as investment manager;

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons is c/o Westport Capital Partners LLC, 40 Danbury Road, Wilton, CT 06897.

Item 2(c).	CITIZENSHIP

	(i)	WCP III, WCP III(A), WCP III(C), WCP IV and WCP IV (ERISA) – each a Delaware limited partnership

	(ii)	Palisades Cayman – a Cayman limited partnership

	(iii)	WCP LLC – a Connecticut limited liability company

	(iv)	Messrs. Russel S. Bernard, Sean F. Armstrong, Wm. Gregory Geiger and Marc Porosoff – each a United States citizen

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e).	CUSIP NUMBER

89255N203

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

CUSIP No. 89255N203	13G	Page 15 of 18
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _______________________________________

Item 4.	OWNERSHIP

The percentage set forth this Schedule 13G is calculated based upon the 36,723,153 shares of Common Stock issued and outstanding as of August 8, 2014 as disclosed in the Company's Quarterly Report for the quarterly period ended June 30, 2014 on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2014.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each Reporting Person.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

CUSIP No. 89255N203	13G	Page 16 of 18

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 89255N203	13G	Page 17 of 18

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: September 3, 2014

WCP REAL ESTATE FUND III, L.P.
By: Westport Capital Partners LLC,
its Investment Manager

/s/ Marc Porosoff
Name: Marc Porosoff
Title: Principal and General Counsel

WCP REAL ESTATE FUND III(A), L.P.
By: Westport Capital Partners LLC,
its Investment Manager

/s/ Marc Porosoff
Name: Marc Porosoff
Title: Principal and General Counsel

WCP REAL ESTATE FUND III(C), L.P.
By: Westport Capital Partners LLC,
its Investment Manager

/s/ Marc Porosoff
Name: Marc Porosoff
Title: Principal and General Counsel

WCP REAL ESTATE FUND IV, L.P.
By: Westport Capital Partners LLC,
its Investment Manager

/s/ Marc Porosoff
Name: Marc Porosoff
Title: Principal and General Counsel

WCP REAL ESTATE FUND IV (ERISA), L.P.
By: Westport Capital Partners LLC,
its Investment Manager

/s/ Marc Porosoff
Name: Marc Porosoff
Title: Principal and General Counsel

CUSIP No. 89255N203	13G	Page 18 of 18

PALISADES REAL ESTATE (CAYMAN), L.P.
By: Westport Capital Partners LLC,
its Investment Manager

/s/ Marc Porosoff
Name: Marc Porosoff
Title: Principal and General Counsel

WESTPORT CAPITAL PARTNERS LLC

/s/ Marc Porosoff
Name: Marc Porosoff
Title: Principal and General Counsel

/s/ Russel S. Bernard
RUSSEL S. BERNARD

/s/ Sean F. Armstrong
SEAN F. ARMSTRONG

/s/ Wm. Gregory Geiger
WM. GREGORY GEIGER

/s/ Marc Porosoff
MARC POROSOFF